Exhibit 99.1

CONTACTS
Investors:	Eric Olsen (703) 480-6705
Media:	Sherry Peske (703) 480-3632
     Lafarge North America Reports Strong First Quarter Results
•	Higher prices and good weather drive revenue and earnings growth

•	Sales up 35 percent

•	Board declares quarterly cash dividend
HERNDON, VA, April 25, 2006—Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported a first-quarter net loss of $65.6 million, or $0.86 per share diluted. The results include after-tax expenses of $4.2 million, or $0.06 per share diluted, related to the tender offer launched by Lafarge S.A during the quarter. In addition, the company began expensing stock-based compensation as of January 1, 2006, and incurred after-tax stock-based compensation expenses of $4.5 million, or $0.06 per share diluted, during the quarter. The results for the quarter compare with a first quarter 2005 net loss of $188.5 million, or $2.51 per share diluted, which included a $115.7 million, or $1.54 per share diluted, tax charge associated with the repatriation of cash from the company’s Canadian subsidiary. Excluding the effects of these items, on a comparable basis, the net loss during the quarter was $56.9 million, or $0.74 per share diluted, compared with a net loss of $72.8 million, or $0.97 per share diluted, during the same period in 2005 (see table below for reconciliation).
Consolidated net sales were $781.3 million, up 35 percent over the same period in 2005. Excluding a favorable Canadian exchange rate effect, net sales were 32 percent higher than last year. U.S. net sales increased 35 percent compared with the first quarter 2005, while Canadian sales increased 28 percent in local currency.
“We are off to a very good start, benefiting from favorable weather and excellent pricing across all our product lines,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “Based on the conditions we see today, particularly with respect to pricing, we are optimistic about our ability to generate significant earnings growth this year.”

Lafarge North America normally reports a loss in the first quarter of the year because its business activity slows during the winter months. On average, only about 15 percent of the company’s annual sales are realized during the first three months of the year. In addition, the company performs most of its major plant maintenance during this time.
First-Quarter Results by Operating Segment
Aggregates, Concrete & Asphalt
The aggregates, concrete and asphalt segment reported an operating loss of $73.5 million in the quarter, compared with an operating loss of $72.1 million during the first quarter 2005. The increase in the value of the Canadian dollar contributed $2.8 million to the loss. Net sales during the quarter were $419.3 million, up 36 percent over last year, or 32 percent higher excluding the impact of the exchange rate. These results include contributions from recent acquisitions in Wichita, Kansas, in November 2005 and in Chicago, Illinois, during January of this year.
Aggregate (crushed stone, sand and gravel) shipments totaled 19.5 million tons during the quarter, 15 percent above first quarter 2005 levels. Volumes in the U.S. and Canada were up 18 percent and 11 percent, respectively, due to favorable weather and strong demand, particularly in western Canada and Maryland. Volumes in western Canada were up significantly compared with the same period last year due to strong demand and mild weather conditions. Volumes in eastern Canada were up slightly compared with the year-ago quarter. Average aggregates selling prices were up 6 percent compared with the first quarter 2005, driven by successful implementation of price increases and fuel surcharges. Higher fuel prices, increased stripping costs, expenses associated with implementation of the company’s Enterprise Resource Planning system and the change in the value of the Canadian dollar negatively impacted profitability during the quarter.
Ready-mixed concrete shipments were 2 million cubic yards, 17 percent higher compared with the same period last year. Volumes in Canada were up 20 percent to 962,000 cubic yards, primarily driven by favorable weather in most markets and strong market conditions in western Canada. Volumes in the U.S. increased 15 percent to 1.1 million cubic yards. Average ready-mix selling prices were up 13 percent from the year-ago quarter, reflecting good pricing performance in all markets as well as increased sales of premium-brand concrete mixtures.
Asphalt and paving volumes were up compared with the first quarter 2005; however, paving activity in most markets does not begin in earnest until later in the year.

Cement
The cement segment reported an operating loss of $9.2 million during the quarter, compared with an operating loss of $19 million in the first quarter 2005. Net sales were $276 million, an increase of 32 percent compared with the first quarter last year, due primarily to higher prices and favorable weather conditions in many markets. Excluding the favorable impact of the exchange rate, revenues were up 29 percent from the same period in 2005.
Cement production levels were 8 percent higher compared with the same period a year ago. More annual plant maintenance work was conducted during the quarter compared with the same period in 2005, resulting in higher year-over-year fixed costs. Energy costs were also higher in the quarter, but were partially offset by higher use of alternative fuels.
Total cement sales volumes during the quarter were 2.3 million tons, up 16 percent compared with the first quarter last year. U.S. volumes were up 15 percent to 1.6 million tons; Canadian volumes were up 17 percent to 668,000 tons. Average cement prices were 12 percent higher compared with the same period in 2005, reflecting a price increase implemented in most markets beginning on January 1, 2006. Average cement prices were up 15 percent in the U.S. and 8 percent in Canada. Compared with the fourth quarter of 2005 prices were up 8 percent.
Gypsum
The gypsum segment reported operating income of $26.9 million compared with operating income of $12.5 million in the first quarter 2005, reflecting higher selling prices, continued strong demand, and excellent plant performance. Although costs for energy, gypsum and other raw materials were up compared with the first quarter last year, natural gas prices began to decline during the quarter compared with the fourth quarter 2005.
Sales reached $125.8 million, a 37 percent increase over the same period last year. Wallboard sales volumes were up 8 percent to 598 million square feet. Production during the quarter totaled 584 million square feet.
The average mill net price during the quarter was $177 per msf (thousand square feet), up 28 percent over the first quarter 2005, and $14 per msf above levels during the fourth quarter 2005. A price increase was successfully implemented in December 2005, and another price increase went into effect on March 20, 2006.

Outlook
Compared with 2005, the company expects to achieve higher revenues from price growth in cement, aggregates and gypsum, as well as modest volume increases. Energy, transportation, pension and stock-based compensation expenses are expected to increase. Although visibility is limited this early in the year, the company expects to realize significant year-over-year earnings growth, driven by the continuation of favorable pricing trends in all product lines.
Quarterly Dividend Declared
Today, the board of directors declared a cash dividend of twenty-four cents ($0.24) per share of Lafarge North America common stock, payable on June 1, 2006, to shareholders of record as of close of business on May 16, 2006. Shareholders should note that Lafarge S.A. has announced that under the terms of its tender offer, the offer price will be reduced by the amount of this dividend if Lafarge S.A. accepts shares for payment under the tender offer after the close of business on the May 16, 2006 record date.
Stock Repurchase Plan
On November 4, 2005, the Board approved a share repurchase program that commenced on January 1, 2006. Under the new program, the company is authorized to repurchase up to $100 million of its common stock from time to time in the market or through privately negotiated transactions through December 31, 2006. Following the announcement by Lafarge S.A. of its intention to launch a tender offer, the company temporarily suspended purchasing shares under the program. Prior to that time, during the first quarter the company repurchased 70,000 shares of stock for a total of $4.3 million at an average price of $61.64 per share.
Conference Call
Lafarge North America will broadcast its earnings conference call over the Internet beginning at 11 a.m. Eastern Daylight Time on Wednesday, April 26, 2006. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.
Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2005, net sales exceeded $4.3 billion.

Lafarge North America’s majority shareholder is Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR). Lafarge, the world leader in building materials, holds top-ranking positions in all four of its divisions: Cement, Aggregates & Concrete, Roofing and Gypsum. Lafarge employs 80,000 people in 75 countries and posted sales of 16 billion euros in 2005.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the company’s business; competition from new or existing competitors; national and regional economic conditions in the U.S. and Canada; unfavorable weather conditions; Canadian currency fluctuations; changes in and implementation of environmental and other governmental regulations; seasonality of the company’s operations; the company’s ability to successfully identify, complete and efficiently integrate acquisitions; levels of construction spending in major markets; the company’s ability to successfully penetrate new markets; supply/demand structure of the company’s industry; international events that may disrupt the world economy; significant changes in the cost of fuel, energy and other raw materials; and other Factors disclosed in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.
In connection with the tender offer commenced by Lafarge S.A., Lafarge North America has filed with the Securities and Exchange Commission (SEC) a solicitation/recommendation statement on Schedule 14D-9 and certain amendments thereto on Schedule 14D-9/A. Stockholders are urged to read the solicitation/recommendation statement on Schedule 14D-9 and the amendments thereto, and any further amendment filed from time to time, because they contain important information. Stockholders may obtain a free copy of the solicitation/recommendation statement on Schedule 14D-9 and any amendment thereto, as well as any other documents filed by Lafarge North America in connection with the tender offer commenced by Lafarge S.A., free of charge at the SEC’s website at www.sec.gov, or from Lafarge North America at www.lafargenorthamerica.com, or by directing requests to MacKenzie Partners, Inc. at 800-322-2885 or at proxy@mackenziepartners.com.

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Visit the Lafarge North America Web site at www.lafargenorthamerica.com

LAFARGE NORTH AMERICA INC.

Consolidated Income Statement Information (1)
(unaudited and in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2006	2005	2006	2005
Net Sales
Aggregates, Concrete & Asphalt	$419.3	$308.1	$2,668.2	$2,295.5
Cement	276.0	208.9	1,618.1	1,384.6
Gypsum	125.8	91.8	445.9	344.4
Eliminations	(39.8)	(31.8)	(218.4)	(193.1)

Total Net Sales	$781.3	$577.0	$4,513.8	$3,831.4

Income (Loss) from Operations
Aggregates, Concrete & Asphalt (2)	$(73.5)	$(72.1)	$211.0	$202.4
Cement	(9.2)	(19.0)	375.2	327.6
Gypsum	26.9	12.5	82.6	41.3

	(55.8)	(78.6)	668.8	571.3
Corporate and unallocated expenses (2)	(38.2)	(22.9)	(96.0)	(96.4)

Total Income (Loss) Before Interest and Income	(94.0)	(101.5)	572.8	474.9
Redeemable preferred shares dividends	(2.1)	(1.8)	(8.1)	(8.3)
Interest expense, net (2)	(3.4)	(6.8)	(19.7)	(27.1)

Earnings (Loss) Before Income Taxes	(99.5)	(110.1)	545.0	439.5
Income tax benefit (provision)	33.9	(78.4)	(151.0)	(261.7)

Net Income (Loss)	$(65.6)	$(188.5)	$394.0	$177.8

Net Income (Loss) per Share
Basic	$(0.86)	$(2.51)	$5.21	$2.38
Diluted	$(0.86)	$(2.51)	$4.98	$2.30

Average Number of Shares Outstanding
Basic	75.8	75.2	75.7	74.6
Diluted	75.8	75.2	79.1	77.2

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Certain reclassifications have been made to prior periods to conform to the 2006 presentation.

Consolidated Condensed Balance Sheet Information
(unaudited and in millions)

	March 31		December 31
	2006	2005	2005
Assets:
Cash, cash equivalents and short-term investments	$508.8	$714.1	$691.9
Other current assets	1,217.5	966.6	1,289.1
Property, plant and equipment, net	2,703.4	2,479.0	2,648.1
Other long-term assets	935.4	939.4	923.5

Total Assets	$5,365.1	$5,099.1	$5,552.6

Liabilities and Shareholders’ Equity:
Short-term borrowings and current portion of long-term debt	$287.4	$301.7	$312.4
Other current liabilities	638.0	624.2	735.6
Long-term debt	453.6	468.0	463.7
Other long-term liabilities	784.2	768.4	785.1
Shareholders’ equity	3,201.9	2,936.8	3,255.8

Total Liabilities and Shareholders’ Equity	$5,365.1	$5,099.1	$5,552.6

Indebtedness
Long-term debt, including current portion	$741.0	$769.7	$776.1
Cash, cash equivalents and short-term investments	(508.8)	(714.1)	(691.9)

Total debt, net of cash, cash equivalents and short-term investments	$232.2	$55.6	$84.2

Consolidated Condensed Cash Flow Information
(unaudited and in millions)

	Three Months Ended March 31
	2006	2005
Net cash used by operations	$(14.6)	$(40.3)
Capital expenditures and acquisitions	(182.9)	(61.2)
Proceeds from property, plant and equipment dispositions	7.2	2.3
Cash provided (used) for financing	1.5	(32.6)
Purchases of short-term investments, net	(11.9)	(13.4)
Effect of exchange rate changes	0.3	(5.3)
Other investing	5.3	(0.8)

Net decrease in cash and cash equivalents	(195.1)	(151.3)
Cash and cash equivalents at beginning of period	683.2	817.7

Cash and cash equivalents at end of period	$488.1	$666.4

Lafarge North America
Use of Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding diluted earnings per share (“EPS”) and net income excluding unusual items. Management believes EPS and net income excluding unusual items better reflect the ongoing performance of the company and enable management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. These measures are also more comparable to financial measures reported by our competitors. EPS and net income excluding unusual items should not be considered substitutes for EPS and net income calculated in accordance with GAAP.
The tables below reconcile net income per share prepared in accordance with GAAP to net income per share and net income excluding unusual items (unaudited):

	Three Months Ended		Twelve Months Ended
	March 31		March 31
	2006	2005	2006	2005
Diluted Net Income (Loss) per Share:

Net Income (Loss) (GAAP basis)	$(0.86)	$(2.51)	$4.98	$2.30

Tax on Jobs Act related dividend repatriation	—	1.54	(0.57)	1.50
Tender offer	0.06	—	0.05	—
Tax benefit	—	—	—	(0.08)
Interest income on tax receivable	—	—	—	(0.04)
Cement litigation expenses	—	—	—	0.07
Stock-based compensation	0.06	—	0.06	—

Adjusted Net Income (Loss) (Non-GAAP basis)	$(0.74)	$(0.97)	$4.52	$3.75

Net Income (in millions):

Net Income (Loss) (GAAP basis)	$(65.6)	$(188.5)	$394.0	$177.8

Tax on Jobs Act related dividend repatriation	—	115.7	(45.0)	115.7
Tender offer, net of tax	4.2	—	4.2	—
Tax benefit	—	—	—	(6.3)
Interest income on tax receivable, net of tax	—	—	—	(3.2)
Cement litigation expenses, net of tax	—	—	—	5.3
Stock-based compensation, net of tax	4.5	—	5.1	—

Adjusted Net Income (Loss) (Non-GAAP basis)	$(56.9)	$(72.8)	$358.3	$289.3